Exhibit 99.1

Carbon Energy Corporation Reports

Increased Net Income for the United States and Canada

for the First Quarter of 2003

Carbon Energy Corporation (AMEX:CRB) today announced for the first quarter of 2003, net income of $1.5 million or $.23 per share (diluted), on revenues from oil and gas sales of $6.5 million compared to a net loss of $532,000 or $.09 per share (diluted) on revenue from oil and gas sales of $3.5 million for the first quarter of 2002.  Net cash provided by operations was $2.6 million compared to net cash used in operations of $2.1 million for the first quarter of 2002.  The reported net income for the first quarter of 2003 was increased by a non-cash after tax credit of $336,000 or $.05 per share (diluted), for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143 (SFAS No. 143), which specifies accounting for future asset retirement obligations.

On March 31, 2003, Carbon entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources, Inc.  Under the Merger Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon stockholders will receive ..275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares).  As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen.  The merger is intended to be a tax-free, stock-for-stock transaction.  Completion of the merger, which is subject to customary conditions including approval by the stockholders of Carbon, is expected to occur in the third quarter of 2003.

On March 24, 2003, Carbon USA closed the sale of the Company’s interests in 97 gross wells (23 net wells) and 25,400 gross acres (8,200 net acres) located primarily in southeast New Mexico.  Net proved reserves at December 31, 2002 of the divested properties were 7.3 billion cubic feet of natural gas and 172,000 barrels of oil.  Daily average net production from the properties is approximately 3,270 thousand cubic feet of gas per day and 130 barrels of oil per day.  Net proceeds from the sale, after normal closing adjustments, were $14.4 million.

Carbon USA utilized the proceeds to pay down debt and anticipates utilizing the resulting additional borrowing capacity from its U.S. credit facility to accelerate its exploration and development drilling program in the Piceance and the Uintah Basins, where the Company has had considerable success in adding natural gas reserves and has identified several hundred potential well locations available for development.

United States Operations

For the first quarter 2003, natural gas production of Carbon USA, averaged 7.7 million cubic feet (MMcf) of gas per day compared to 9.1 MMcf for 2002.  The average realized natural gas price was $3.38 per thousand cubic feet (Mcf) for the first quarter of 2003 compared to $1.84 per Mcf for the similar period in 2002.

U.S. oil and liquids production decreased by 9% to an average of 225 barrels per day for the first quarter of 2003 compared to an average of 247 barrels per day for the first quarter of 2002.  The average realized oil and liquids price was $23.05 per barrel for the first quarter of 2003 compared to $17.91 for the same period in 2002.

The decrease in oil and gas production for the quarter ended March 31, 2003 was due in part to the disposition of the Company’s Kansas properties in September 2002 and natural production declines in all operating areas.

Canadian Operations

Natural gas production of Carbon Canada, increased by 21% to an average of 7.5 MMcf of gas per day for the first quarter of 2003 compared to 6.2 MMcf of gas per day for the first quarter of 2002.  The average realized natural gas price was $4.93 per Mcf for the first quarter of 2003 compared to $2.56 per Mcf for the similar period in 2002.

Canadian oil and liquids production increased by 1% to an average of 157 barrels per day for the first quarter of 2003 compared to an average of 155 barrels per day for the first quarter of 2002.  Carbon Canada’s average realized oil and liquids price was $24.47 per barrel for the first quarter of 2003 compared to $15.58 per barrel for the similar period in 2002.

The increase in Canadian natural gas, oil and liquids production was primarily due to successful drilling activities in the Carbon and Rowley areas of central Alberta.

Exploration and Production Operations

Carbon is involved in the exploration and development of its extensive developed and undeveloped natural gas properties in the Rocky Mountain region of the United States and Canada, with emphasis on the Piceance and Uintah Basins of Colorado and Utah and the Carbon and Rowley areas of central Alberta.

Presently, Carbon USA’s exploration and production operations are comprised of working interests in 151 (131 net) oil and gas wells, of which 135 (128 net) are operated by Carbon.  In addition, Carbon USA owns approximately 173,200 net acres of oil and gas leases located in Colorado, Utah, and Montana.

Carbon Canada owns working interests in 125 (69 net) oil and natural gas wells located in Alberta and Saskatchewan, of which 57 (53 net) are operated by Carbon Canada.  Carbon Canada owns approximately 65,500 net acres of oil and gas leases in Alberta and Saskatchewan.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the Company’s Form 10-K for the year ended December 31, 2002.

Carbon Energy Corporation		American Stock Exchange: CRB

Contact:	Patrick R. McDonald	Cindy L. Yarbrough
	Chief Executive Officer	Manager, Investor Relations
	303-785-2603	303-785-2631
cyarbrough@carbonenergy.com

Office Locations:

	Carbon USA	Carbon Canada
	1700 Broadway, Suite 1150	1750, 530 8th Avenue S.W.
	Denver, CO 80290	Calgary, AB T2P 3S8 Canada

www.carbonenergy.com

Financial and operations tables follow.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months
	Ended
	March 31,
	2003	2002

Revenues:
Oil and gas sales	$6,466	$3,548
Other, net	(192)	78
	6,274	3,626
Expenses:
Oil and gas production costs	1,259	1,185
Depreciation, depletion and amortization	1,452	1,740
General and administrative, net	1,514	1,329
Interest and other, net	339	193
Total operating expenses	4,564	4,447
Income (loss) before income taxes	1,710	(821)

Income tax provision (benefit):
Current	457	27
Deferred	96	(316)
Total taxes	553	(289)

Income (loss) before cumulative effect of change in accounting principle	1,157	(532)

Cumulative effect of change in accounting principle, net of tax	336	—

Net income (loss)	$1,493	$(532)

Average number of common shares outstanding:
Basic	6,120	6,086
Diluted	6,381	6,086

Earnings (loss) per share–basic:
Income (loss) before cumulative effect of change in accounting principle	$0.19	$(0.09)
Cumulative effect of change in accounting principle, net of tax	0.05	—
	$0.24	$(0.09)

Earnings (loss) per share–diluted:
Income (loss) before cumulative effect of change in accounting principle	$0.18	$(0.09)
Cumulative effect of change in accounting principle, net of tax	0.05	—
	$0.23	$(0.09)

Net cash provided by (used in) operating activities	$2,592	$(2,065)

CARBON ENERGY CORPORATION

OPERATING DATA

(dollars in thousands, except prices)

	United States			Canada			Total
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31,			March 31,			March 31,
	2003	2002	Change	2003	2002	Change	2003	2002	Change
	(U.S. dollars in thousands, except			(U.S. dollars in thousands, except			(U.S. dollars in thousands, except
	prices and per Mcfe information)			prices and per Mcfe information)			prices and per Mcfe information)
Revenues:
Oil and gas revenues	$2,801	$1,899	47%	$3,665	$1,649	122%	$6,466	$3,548	82%
Other, net	(192)	78	-346%	—	—	—	(192)	78	-346%
Total revenues	$2,609	$1,977	32%	$3,665	$1,649	122%	$6,274	$3,626	73%

Daily production volumes:
Natural gas (MMcf)	7.7	9.1	-15%	7.5	6.2	21%	15.2	15.3	-1%
Oil and liquids (Bbl)	225	247	-9%	157	155	1%	382	402	-5%
Equivalent production (MMcfe 6:1)	9.1	10.6	-14%	8.4	7.1	18%	17.5	17.7	-1%

Average price realized:
Natural gas (Mcf)	$3.38	$1.84	84%	$4.93	$2.56	93%	$4.14	$2.13	94%
Oil and liquids (Bbl)	23.05	17.91	29%	24.47	15.58	57%	23.63	17.01	39%

Direct lifting costs	$386	$386	0%	$361	$349	3%	$747	$735	2%
Average direct lifting costs/Mcfe	0.47	0.41	15%	0.48	0.54	-11%	0.48	0.46	4%
Other production costs	480	383	25%	32	67	-52%	512	450	14%
General and administrative, net	978	878	11%	536	451	19%	1,514	1,329	14%
Depreciation, depletion and amortization	756	1,082	-30%	696	658	6%	1,452	1,740	-17%
Interest and other, net	236	163	45%	103	30	243%	339	193	76%
Income tax provision (benefit)	(90)	(343)	-74%	643	54	1091%	553	(289)	-291%